UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: June 23, 2015

CYRUSONE INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-35789	46-0691837
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1649 West Frankford Road

Carrollton, TX 75007

(Address of Principal Executive Office)

Registrant’s telephone number, including area code: (972) 350-0060

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 — OTHER EVENTS

On June 23, 2015, CyrusOne Inc. (“CyrusOne”) issued a press release announcing that it has priced a public offering of 11,300,000 shares of its common stock at a price to the public of $30.00 per share. The underwriters have been granted an option to purchase up to 1,695,000 additional shares of common stock from CyrusOne at the public offering price, less underwriting discounts.

CyrusOne will contribute, directly and indirectly, a portion of the net proceeds from the offering to its operating partnership, CyrusOne LP (the “Operating Partnership”), in exchange for 7,000,000 newly-issued common units of limited partnership interests in the Operating Partnership (“OP Units”). The Operating Partnership is expected to use such proceeds to finance, in part, its previously announced acquisition of Cervalis Holdings LLC (the “Cervalis Acquisition”). In the event the Operating Partnership does not consummate the Cervalis Acquisition, it is expected to use such proceeds to repay outstanding indebtedness under its revolving credit facility and for general corporate purposes.

In addition, CyrusOne will use the remaining portion of the net proceeds from the offering to acquire 4,300,000 OP Units (or 5,995,000 OP Units if the underwriters exercise their option to purchase additional shares of CyrusOne’s common stock in full) from a subsidiary of Cincinnati Bell Inc.

A copy of the press release is furnished herewith as Exhibit 99.1.

ITEM 9.01 — FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated June 23, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYRUSONE INC.

Date: June 23, 2015	By:	/s/ Thomas W. Bosse
Thomas W. Bosse
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated June 23, 2015.